SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, DC  20549

                                      FORM 12b-25

                                             Commission File Number  33-94288

                             NOTIFICATION OF LATE FILING
(Check One):  [ ]  Form 10-K  [ ] Form 11-K  [ ] Form 20-F   [ X ]  Form 10-Q

[ ] Form N-SAR
          For Period Ended:
[ ] Transition Report on Form 10-K      [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F      [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K
     For the Transition Period Ended: ________________________________________
     Read attached instruction sheet before preparing form.  Please print or type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: _____________________
______________________________________________________________________________

                                    PART I
                            REGISTRANT INFORMATION

Full name of registrant    The First Bancshares, Inc.
Former name if applicable ____________________________________________________
______________________________________________________________________________
Address of principal executive office (Street and number)
     6480 U.S. Highway 98 West
City, state and zip code   Hattiesburg, Mississippi 39404

                                  PART II
                            RULE 12B-25 (B) AND (C)

          If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[ X ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to computer difficulties, the Company was unable to compile the financial statements for the Form 10-Q on time and is consequently working to do so now.

                                    PART IV
                              OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification
          Neil E. Grayson               (404)          817-6000
               (Name)                (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                       [ X ] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                       [ ] Yes [ X ] No

          If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made. ________________________
___________________________________________________________________________


                            The First Bancshares, Inc.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  August 17, 1998             By:  /s/ David E. Johnson
                                        David E. Johnson
                                        Chief Executive Officer